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                                                                      EXHIBIT 11



               Earnings Per Common and Common Equivalent Share

        Adjusted net earnings and adjusted number of common shares used in the computation of net earnings per common share were determined as follows :

                                            Twelve Months Ended November 1, 1996
                                            ------------------------------------
                                                                   Full
Adjusted Net Earnings                              Primary      Dilution (1)
                                                ------------    ------------
Net loss                                        $(18,736,497)   $(18,736,497)

Add : reduction in interest
         expense, net of
         income taxes                                   --              --
                                                ------------    ------------

Adjusted net loss                               $(18,736,497)   $(18,736,497)
                                                ============    ============



Adjusted Number of Common Shares

Weighted Average Common Shares
         Outstanding                               6,746,316       6,746,316

Incremental shares for assumed
         exercise of outstanding
         stock options and warrants                   22,172          22,179
                                                ------------    ------------

Adjusted number of common shares                   6,768,488       6,768,495
                                                ============    ============

Net loss per common share                       $      (2.77)   $      (2.77)
                                                ============    ============


    NOTE (1) : These calculations are submitted in accordance with Regulation
               S-K Item 601(b)(11) although the calculations are not required pursuant to Paragraph 40 of APB Opinion No. 15 because the effects are less than 3%.